CONFIRMING STATEMENT

This Statement confirms that the undersigned, Ove Hoegh, has authorized and designated each of Gerald J. Malys, Jerry W. Danni, Deborah J. Friedman and Robert P. Vogels, signing singly, to execute and file on the undersigned’s behalf all Forms 3, 4 and 5 (including any amendments thereto) that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of the undersigned’s ownership of or transactions in securities of Apex Silver Mines Limited.  The authority of each of Gerald J. Malys, Jerry W. Danni, Deborah J. Friedman and Robert P. Vogels under this Statement shall continue until the undersigned is no longer required to file Forms 3, 4 and 5 with regard to the undersigned’s ownership of or transactions in securities of Apex Silver Mines Limited, unless earlier revoked in writing.  The undersigned acknowledges that Gerald J. Malys, Jerry W. Danni, Deborah J. Friedman and Robert P. Vogels are not assuming any of the undersigned’s responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.

Date: November 1, 2007

/s/ Ove Hoegh
Ove Hoegh